Exhibit 10.76

November 17, 2017

John M. Desmarais

26 Deer Creek Lane

Mt. Kisco, New York 10549

Dear Mr. Desmarais:

Reference is made to that certain Promissory Note, dated July 13, 2017 (the “Note”), issued by BioRestorative Therapies, Inc. (the “Company”) to John M. Desmarais (the “Lender”) in the principal amount of $175,000 (the “Principal Amount”). The Note provides that the Principal Amount, together with accrued interest thereon, is payable on December 1, 2017 (the “Maturity Date”).

The Lender hereby waives any and all defaults by the Company under the Note. The parties agree that the Note is hereby amended such that the Maturity Date for the payment of the Principal Amount, together with accrued interest thereon, shall be extended to December 1, 2018.

In consideration of the foregoing, the Company agrees that the exercise price of the Warrants, dated March 18, 2016, issued to the Lender for the purchase of 444,444, 400,000 and 250,000 shares of the Company’s Common Stock, respectively, and the Warrant, dated November 17, 2015, issued to the Lender for the purchase of 125,000 shares of the Company’s Common Stock (collectively, the “Warrants”) is reduced to $4.00 per share.

Except as modified herein, the Note and the Warrants shall continue in full force and effect in accordance with their respective terms. In addition, the Security Agreement, dated as of July 13, 2017, by and among the Company, Tuxis Trust, the Lender and John M. Desmarais, as representative, shall continue in full force and effect in accordance with its terms.

This letter may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

This letter shall be governed by, and construed in accordance with, the laws of the State of New York, excluding choice of law principles thereof.

Very truly yours,

BIORESTORATIVE THERAPIES, INC.

By:
Mark Weinreb
Chief Executive Officer

Agreed:

John M. Desmarais